Exhibit 2

ARENA INVESTORS LP
405 Lexington Avenue, 59th Floor
New York, New York 10174

September 21, 2023

VIA FEDERAL EXPRESS & EMAIL

Madison Technologies, Inc.	Philip Falcone
Sovyrn Holdings, Inc.	61 East 80 Street
c/o Harbinger Capital	New York, New York 10075
450 Park Avenue	pfalcone@harbingercapital.com
New York, New York 10022	pfalcone@go.tv
Attn: Philip Falcone
pfalcone@harbingercapital.com
pfalcone@go.tv

FFO 1 Trust	KORR Value, LP
FFO 2 Trust	14 Rolling Hill Road
450 Park Avenue	Old Westbury, New York 11568
New York, New York 10022	Attn.: Kenneth Orr
Attn: Philip Falcone	ko@korrag.com
pfalcone@harbingercapital.com
pfalcone@go.tv

Re: Notice of Exercise of Rights - MDEX

Ladies and Gentlemen:

Reference is made to:

(i)	the Securities Purchase Agreement, dated as of February 17, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among Madison Technologies, Inc., a Nevada corporation (the “Company”) and the purchasers from time-to-time party thereto as “Purchasers” (together with their respective successors and assigns, each, a “Purchaser” and collectively, the “Purchasers”);

(ii)	the Limited Guarantor Pledge Agreement, dated as of February 17, 2021 (as amended by First Amendment to Limited Pledge Agreement, dated September 24, 2021, and together with all other amendments, if any, from time to time hereto, the “Pledge Agreement”) by and among (a) Philip Falcone, an individual (“Falcone”), (b) FFO 1 Trust (“FFO-1”), (c) FFO 2 Trust (“FFO-2”) and (d) KORR Value, LP (“KORR”, and together with Falcone, FFO-1 and FFO-2, and each of their respective heirs, executors, administrators, representatives, successors and assigns, each, a “Pledgor”, and collectively, the “Pledgors”) in favor of Arena Investors, L.P. (“Arena”), in its capacity as agent under the Purchase Agreement (together with its successors and permitted assigns in such capacity, the “Agent”);

(iii)	those certain letters, dated on or about May 17, 2022, and October 27, 2022, pursuant to which the Agent notified the Debtors that certain Events of Default had occurred and were continuing under the Transaction Documents;

(iv)	that certain forbearance agreement (the “Forbearance Agreement”), dated as of November 21, 2022, with the Agent and Secured Parties, which Forbearance Agreement expired on December 30, 2022;

(v)	that certain letter, dated January 28, 2023, to the Debtors, Falcone, FFO 1, FFO 2, and KORR, re: Notice of Additional Events of Default and Intention to Seek Appointment of a Receiver (the “Acceleration Letter”) pursuant to which the Agent, among other things, notified the Debtors that certain additional Events of Default (the “Existing Events of Default”) had occurred, and that the Agent and Secured Parties (a) accelerated the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing under the Transaction Documents, (b) made demand that such amount be paid immediately to the Agent in cash for the benefit of the Secured Parties, (c) terminated any obligation to make Funding Releases, and (d) expressly reserved their right to exercise their remedies against the Company, the Pledgors and the Limited Guarantors.

Capitalized term used herein and not otherwise defined herein shall have the meanings ascribed to them in the Pledge Agreement

The Existing Events of Default described in the Acceleration Letter (a copy of which is attached hereto) have occurred and are continuing, and new Events of Default have also occurred as set forth on Schedule 1 to this letter (together with the Existing Events of Default, the “Events of Default”). Presently, there is no forbearance agreement in place between the Company and the Agent. Accordingly, pursuant to the Pledge Agreement, including, without limitation, Sections 2, 5, 9, 10 and 15 of the Pledge Agreement, you are hereby notified that the Agent, on account of the Events of Default and acting at the direction of the Purchasers, and for the benefit of the Purchasers, without taking legal title to any of the Pledged Interests, has exercised its power of attorney-in-fact under the Pledge Agreement and the other Transaction Documents to exercise voting, corporate, consensual and other rights, powers and privileges in respect of the Pledged Interests consisting of the shares of Madison Technologies, Inc. (“MDEX”) set forth on Schedule I to the Pledge Agreement, as if the Agent was the absolute owner thereof. As you know, pursuant to Section 9(a) of the Pledge Agreement, the appointment of the Agent as proxy and attorney-in-fact includes the right to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Interests would be entitled (including giving or withholding written consents of members, calling special meetings of members and voting at such meetings) and such proxy is effective, automatically and without the necessity of any action (including any transfer of any pledged interests on the record books of the pledged entity) by any person (including any pledgor or any officer or agent thereof), upon the occurrence of an Event of Default.

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The Agent hereby notifies you that contemporaneous with the delivery of this notice, it has exercised such rights to vote the Pledged Interests of MDEX and to exercise the rights, powers and privileges as Pledgee, to pass certain resolutions and to amend MDEX’s By-Laws to, among other things, (i) remove the Board of Directors and all Officers, and (ii) reduce the number of the Board of Directors from three to one director, who shall be Thomas Amon.

The Pledgee expects that the Mr. Amon (or his successor) will have full access to and disposition over the books and records, facilities, and bank accounts of MDEX as of the date hereof as may be determined by Mr. Amon (or his successor) in his sole discretion, and that the Pledgors will cease and desist from taking any further action with respect to MDEX unless expressly authorized by Mr. Amon (or his successor).

Notwithstanding the foregoing or anything to the contrary, this letter does not (i) constitute a partial or whole waiver, release, impairment, or limitation of any of the Agent’s or any Purchaser’s rights, remedies, powers or privileges under the Transaction Documents or applicable law, all of which are specifically preserved, or (ii) imply an agreement on the part of the Agent or any Purchaser to waive any of its rights and remedies at any time, to forbear at any time from taking any action authorized by the Transaction Documents or applicable law, to engage in settlement or other discussions of any sort, or to take or not take any action other than as specifically set forth herein. Any delay by the Agent or any Purchaser in the enforcement or pursuit of additional rights and remedies under the Transaction Documents or under applicable law shall not constitute a waiver thereof, nor shall it be a bar to the exercise of rights or remedies by the Agent or any Purchaser at a later date.

[Remainder of this page intentionally left blank]

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Very truly yours,

ARENA INVESTORS LP, as Agent

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

ARENA SPECIAL OPPORTUNITIES FUND,
LP, as a Purchaser

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

ARENA SPECIAL OPPORTUNITIES
PARTNERS I, LP, as a Purchaser

By:	/s/ Lawrence Cutler
Name:	Lawrence Cutler
Title:	Authorized Signatory

cc:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Attention: Stephen Cohen Email: SCohen@sheppardmullin.com

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SCHEDULE 1

 Events of Default

1.	Events of Default under Section 6(a)(i)(B) of the Notes as a result of the failure of the Company to pay the interest payment due on (i) October 1, 2022, by October 10, 2022, (ii) due on January 1, 2023, by January 10, 2023, pursuant to Section 2(a)(i) of the Notes.

2.	Events of Default under Section 6(a)(ii) of the Notes, due to:

(i)	the commitment of Sovryn Holdings, Inc. to acquire, and the subsequent acquisition of, the licenses and FCC authorizations to the K05NHD low power television station construction permit owned by Mako Communications, LLC, a Texas Limited Liability Company (and certain related assets), pursuant to an asset purchase agreement, dated August 20, 2021, in violation of Sections 7(i) and (q) of the Notes (the “Boise Acquisition”);

(ii)	the commitment of Sovryn Holdings, Inc. to acquire the licenses and FCC authorizations to the K07AAJ-D and W05DK-D low power television stations construction permits owned by Mako Communications, LLC (and certain related assets) pursuant to an asset purchase agreement, dated October 25, 2021, in violation of Sections 7(i) and (q) of the Notes (the “Bakerfield and San Juan Asset Acquisition”); and

(iii)	the commitment of Sovryn Holdings, Inc. to acquire the licenses and FCC authorizations to the WANN-CD low power television station owned by Prism Broadcasting Network Inc, a Georgia corporation (and certain related assets) pursuant to an asset purchase agreement, dated November 3, 2021, in violation of Sections 7(i) and (q) of the Notes (the “Atlanta Acquisition”).

3.	Events of Default under Section 6(a)(v) of the Notes, due to:

(i)	the breach of Section 3.1(ss) of the Purchase Agreement, due to the failure of the Company to cause the FCC Licenses acquired in connection with the NRJ Acquisition Agreement and the Houston Acquisition to be held by a License Sub by not later than October 31, 2021 and each other FCC license acquired by the Company or any of its Subsidiaries in connection with a Permitted Acquisition to be held by a 30 days after the NRJ Acquisition Closing Date and (B) to be held by a License Sub by not later than 30 days following the closing date of such Permitted Acquisition or Investment (and at all times thereafter);

(ii)	the breach of Section 4.24(b) of the Purchase Agreement due to (A) the failure of the Company and its Subsidiaries to (A) deliver to the Agent, Control Agreements, in form and substance satisfactory to the Agent with respect to each of its deposit accounts and securities accounts by not later December 15, 2021 (the “Control Agreement Deadline”), and (B) the failure of the Company and its Subsidiaries to make the Control Agreement Payments due on (I) the Control Agreement Deadline, (II) January 15, 2022, (III) February 15, 2022, (IV) March 15, 2022, (V) April 15, 2022, (VI) May 15, 2022, (VII) June 15, 2022, (VIII) July 15, 2022, (IX) August 15, 2022, (X) September 15, 2022, (XI) October 15, 2022, (XII) November 15, 2022, (XIII) December 15, 2022, (XIV) January 15, 2023, (XV) February 15, 2023, (XVI) March 15, 2023, (XVII) April 15, 2023, (XVIII) May 15, 2023; (XIV) June 15, 2023, and (XV) July 15, 2023.

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(iii)	the breach of Section 4.24(c) of the Purchase Agreement due to the failure of the Company and its Subsidiaries to deliver to the Agent copies of insurance certificates describing all insurance policies maintained by the Company and its Subsidiaries (which shall include liability insurance and property insurance in amounts and otherwise on terms reasonably satisfactory to Agent), together with mortgagee, lender loss payable and additional insured endorsements in favor of the Agent by not later than September 30, 2021; and

(iv)	the breach of Section 4.21(b) of the Purchase Agreement, due to the failure of the Company to notify the Agent of the Events of Default listed above.

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ARENA INVESTORS LP
405 Lexington Avenue, 59th Floor
New York, New York 10174

January 28, 2023

VIA EMAIL

Madison Technologies, Inc.	Philip Falcone
Sovyrn Holdings, Inc.	450 Park Avenue
c/o Harbinger Capital	New York, New York 10022
450 Park Avenue	pfalcone@harbingercapital.com
New York, New York 10022	pfalcone@go.tv
Attn: Philip Falcone
pfalcone@harbingercapital.com
pfalcone@go.tv

FFO 1 Trust	KORR Value, LP
FFO 2 Trust	14 Rolling Hill Road
450 Park Avenue	Old Westbury, New York 11568
New York, New York 10022	Attn.: Kenneth Orr
Attn: Philip Falcone	ko@korrag.com
pfalcone@harbingercapital.com
pfalcone@go.tv

Re:	Event of Default/Notice of Intention to Seek Appointment of a Receiver

Ladies and Gentlemen:

Reference is made to (i) the Securities Purchase Agreement, dated as of February 17, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among Madison Technologies, Inc., a Nevada corporation (the “Company”) and the purchasers from time to time party thereto as “Purchasers” (together with their respective successors and assigns, each, a “Purchaser” and collectively, the “Purchasers”), (ii) the Guaranty Agreement dated as of February 17, 2021, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”), by and among each of the parties identified as a Guarantor on the signature pages thereto (each, a “Guarantor”, and collectively, the “Guarantors”), in favor of the Purchasers from time to time party to the Securities Purchase Agreement (together with their respective successors and assigns, including, any future holder of the Notes (as defined below), the “Holders”); (iii) the Limited Guarantor Pledge Agreement, dated as of February 17, 2021 (together with all amendments, if any, from time to time hereto, the “Limited Pledge Agreement”) by and among (a) Philip Falcone, an individual with a principal residence located at 450 Park Avenue, New York, New York 10022 (“Falcone”), (b) FFO 1 Trust (“FFO-1”), (c) FFO 2 Trust (“FFO-2”) and (d) KORR Value, LP (“KORR”, and together with Falcone, FFO-1 and FFO-2, and each of their respective heirs, executors, administrators, representatives, successors and assigns, each, a “Pledgor”, and collectively, the “Pledgors”) in favor of Arena Investors, L.P. (“Arena”), in its capacity as agent under the Purchase Agreement (together with its successors and permitted assigns in such capacity, the “Agent”), and (iv) Limited Guaranty Agreement, dated as of February 17, 2021 (together with all amendments, if any, from time to time hereto, the “Limited Guaranty”) by and among (a) Falcone, (b) FFO 1, (c) FFO 2 and (d) KORR (in such capacities, collectively together with each of their respective heirs, executors, administrators, representatives, successors and assigns, each, a “Limited Guarantor”, and collectively, the “Limited Guarantors”) in favor of the Agent. Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Purchase Agreement, the Guaranty, the Notes (as defined in the Purchase Agreement), the Security Agreement (as defined in the Purchase Agreement), the Limited Pledge Agreement, or the Limited Guaranty Agreement, as applicable.

We have learned that the Company and Sovryn Holdings, Inc. (“Sovryn”) have entered into certain receivables purchase agreements purporting to sell Sovryn’s receivables to Agile Capital Funding LLC, and Blue Sky Advance LLC. The receivables that were purported to be sold constitute Collateral of the Agent for the benefit of the Purchasers. Any sale of Collateral is expressly prohibited pursuant to, among other provisions, Section 4.1(i) and Section 6 of the Security Agreement, and Sections 6(a)(ii), 6(a)(iii), 7(a), and 7(h) of the Notes (the “Collateral Sale Default”). In addition, Agile Capital Funding LLC has filed a UCC-1 financing statement against Sovryn asserting liens on certain of the Collateral. Any purported granting by the Company or Sovryn of a lien in the Collateral or any portion thereof, to Agile Capital Funding LLC is not a Permitted Lien, and the filing of a financing statement by Agile Capital Funding LLC against Sovryn constitutes an Event of Default under, among other provisions, Section 7(b) and 6(a)(ii) of the Notes (the “UCC Filing Default”). As a result of the Collateral Sale Default, the Agent and Purchaser’s Collateral has been, and continues to be, converted in contravention of the Transaction Documents and law. Further, as a result of the UCC Filing Default and the Specified Events of Default (including the Collateral Sale Default), the Agent and Purchasers are incurring damages, and are hereby exercising remedies in connection with all of the Specified Events of Default.

As you are aware, certain other Events of Default have occurred and remain continuing under the Notes, as outlined to you in our (i) letter, dated on or about May 17, 2022, by the Agent to the Company re: Reservation of Rights/Default Notice (the “May Default Letter”), with respect to the Company’s and Sovyrn Holdings, Inc.’s (together, the “Debtors”) failure to timely remit to Agent certain interest payments, (ii) letter, dated October 27, 2022, re: Reservation of Rights/Default Letter (the “October Default Letter,” and together with the May Default Letter, the “Default Letters”) regarding numerous Events of Default set forth therein, including, among other things, the Debtors’ failure to timely remit to Agent certain interest payments. Each of the Events of Default specified in this letter and the Default Letters is hereinafter referred to, individually, as a “Specified Event of Default,” and collectively, as the “Specified Events of Default.” Further, the Forbearance Agreement, dated November 30, 2022, among the Company, Sovryn, Falcone, FFO 1, FFO 2, KORR, the Purchasers, and the Agent expired on December 30, 2022, and no new forbearance agreement has been entered into with the Agent or the Purchasers.

As you know, for several months, the Agent and Purchasers and their counsel have been attempting to work with the Company and Sovryn in good faith to complete a partial strict foreclosure under the New York State Uniform Commercial Code to consensually foreclose upon certain of the assets of Sovryn and to consensually assign the FCC licenses for KNLA-CD and KNET-CD, both Class A digital television stations in Los Angeles, California, KVVV-LD, a digital low power television station in Houston, Texas, and KYMU-LD, a digital low power television station in Seattle, Washington (the “Stations”) to a designee of the Agent in consideration for the partial forgiveness of the Company’s Obligations to the Purchasers (the “Consensual Transfer Documents”). The Agent’s counsel initially sent the Consensual Transfer Documents to Mr. Falcone, in his capacity as CEO of the Company, one month ago and resent them to Mr. Falcone again last week. Neither Mr. Falcone nor anyone from the Company have replied to or commented on the Consensual Transfer Documents despite the Agent’s repeated follow-ups.

On January 23, 2023, the Company issued a public press release (the “Press Release”)—of which the Agent and Purchasers were not made aware prior to its issuance— asserting that the Company had reached a deal to sell its principal assets, KNLA-CD and KNET-CD, Los Angeles, and KVVV-LD Houston for an undisclosed sales price. These assets constitute a substantial portion of the Agent’s and Purchasers’ Collateral and the sale of these assets, without the Agent’s and Purchasers’ consent is in plain contravention of the Transaction Documents. Further, as a result of the Company’s Press Release indicating its intention to sell certain of the Stations, the Agent has learned that certain contract counterparties have cancelled their contracts with one or more of these Stations causing irreparable harm and damages to the Collateral. In light of the Company’s public notice of their intent to materially breach the terms of the Transaction Documents through the sale of Collateral without the Agent and Purchases’ consent, the Agent and Purchasers must exercise their rights and remedies against the Company, Sovryn, the Limited Guarantors, and the Pledgors under the Notes, Security Agreement, Limited Guaranty, Limited Pledge Agreement, and affiliated documents to protect their Collateral.

As you know, pursuant to Section 19(e) of the Security Agreement, it is the express intention of the parties thereto that:

Each Debtor hereby (i) agrees to consent to any such involuntary transfer of control upon the written request of the Agent after and during the continuance of an Event of Default, and (ii) without limiting any rights of the Agent under this Agreement, authorizes the Agent to nominate a trustee or receiver to assume, upon receipt of all necessary judicial, FCC or other governmental authority consents or approvals, control of or ownership of any or all of the FCC Licenses, related property and other licenses, certificates, approvals and permits and other Collateral, in order to effectuate the transactions contemplated in this Section 19. Such trustee or receiver shall have all the rights and powers as provided to it by applicable law or court order, or to the Agent under this Agreement and the other Transaction Documents, including the rights to seek from the FCC an involuntary assignment of any such FCC License and other assets for the purpose of seeking a bona fide purchaser to whom control will ultimately be assigned, subject to prior FCC consent. Each Debtor shall cooperate fully in obtaining the consent of the FCC and the approval or consent of each other governmental authority required to effectuate the foregoing.

Further, section 19(c) of the Security Agreement provides that:

Each Debtor agrees that upon the written request from time to time by Agent it will (i) actively pursue obtaining any governmental, regulatory or third party consents, approvals or authorizations referred to in this Section 19, including, upon any written request of Agent following the occurrence of and during the continuance of an Event of Default, the preparation, signing and filing with (or causing to be prepared, signed and filed with) the FCC or any other governmental authority, the assignor’s, transferor’s or controlling person’s portion of any application or other request for consent, approval or authorization necessary or appropriate under the Communications Laws (A) to assign or transfer control of any FCC License, (B) to transfer control of any Debtor or Subsidiary of Debtor and/or (C) to transfer or assign any of the Collateral or assets of any Debtor or Subsidiary of Debtor, which is required to be signed by any Debtor or Subsidiary of a Debtor, (ii) cooperate fully with any trustee or receiver referred to below, the successful bidders at any foreclosure sale, and the Agent, including, without limitation, sharing any FCC registration numbers, account numbers and passwords for the FCC’s CDBS System as any such Person may request, (iii) pending the receipt of any FCC or any governmental authority approval, not do anything to delay, hinder, interfere or obstruct the exercise of the Agent’s rights or remedies hereunder in obtaining such approvals and (iv) to the extent permitted by law, irrevocably constitutes and appoints (for itself and the Subsidiaries) the Agent and any agent or officer thereof (which appointment is coupled with an interest) as its true and lawful attorney-in fact with full irrevocable power and authority and in the place and stead of such Debtor (or the applicable Subsidiary) and in the name of such Debtor (or the applicable Subsidiary) or in its own name, from time to time in its discretion after the occurrence and during the continuance of an Event of Default and in connection with the foregoing, for the purpose of executing on behalf and in the name of such Debtor (or the applicable Subsidiary) any and all of the above-referenced instruments and to take any and all appropriate action in furtherance of the foregoing.

This letter serves as notice that the Agent hereby requests pursuant to Section 19(e) of the Security Agreement that the Company and Sovryn agree to the involuntary transfer of control of the Stations to a receiver nominated by the Agent. Further, the Agent requests pursuant to Section 19(c) of the Security Agreement that Sovryn actively pursue obtaining any governmental, regulatory or third party consents, approvals or authorizations and assist and participate in the preparation, signing and filing with (or causing to be prepared, signed and filed with) the FCC or any other governmental authority, of Sovryn’s portion of any application or other request for consent, approval or authorization necessary or appropriate under the Communications Laws (A) to assign or transfer control of any FCC License, (B) to transfer control of any Debtor or Subsidiary of Debtor and/or (C) to transfer or assign any of the Collateral or assets of any Debtor or Subsidiary of Debtor, which is required to be signed by any Debtor or Subsidiary of a Debtor, and to cooperate fully with the receiver referred to above, the successful bidders at any foreclosure sale, and the Agent.

Pursuant to the terms of the Notes and the other Transaction Documents, due to the occurrence of the Events of Default (including, without limitation, the Specified Events of Default), the Agent and the Purchasers are entitled to exercise all of their respective rights and remedies available to them under the terms of the Notes and the other Transaction Documents, at law and/or in equity. Thus, the Agent and Purchasers (a) elect to hereby cause (i) the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof to become immediately due and payable in cash pursuant to clause (ii) of the definition of Mandatory Default Amount, without presentment, demand, protest or other notice of any kind, (b) terminate any obligation to make Funding Releases, (c) hereby informs the Company of the Agent’s and Purchasers’ intent to commence legal action to collect any or all of the Obligations, and (d) seek the appointment of a receiver or trustee as a means of realizing on their Collateral. The Agent and the Purchasers expressly reserve their right to exercise their remedies against the Company, the Pledgors and the Limited Guarantors.

This letter serves as further notice that on Monday, January 30, 2023, at Noon (EST), the Agent, on behalf of the Purchasers, intends to file a complaint (the “Complaint”) seeking the appointment of its nominee as a receiver of the Stations’ assets pursuant to Section 19 of the Security Agreement due to the Company’s and Sovryn’s failure to make payments when due under the Notes, conversion of the Purchasers’ Collateral, damage to the Collateral, and to exercise remedies in connection with the other Specified Events of Default. In sum, the Agent will demonstrate in the Complaint that the Company and Sovryn are significantly threatening the value of the Purchasers’ Collateral. The Agent reserves all of its rights under the Transaction Documents to take any other action at any time pursuant to the Transaction Documents to exercise its remedies against the Obligors.

As a result of the occurrence and continuance of the Specified Events of Default, the Agent and the Purchasers are hereby reminding the Company that the Default Rate provided for under Section 2(a)(i) of the Notes began to apply on October 10, 2022 and shall remain applicable until the earlier of (a) the date on which the Specified Events of Default are waived, and (b) the date, if any, on which the Purchasers elect that such Default Rate shall cease to apply (it being understood that the Purchasers have no obligation to either waive any Specified Event of Default or to elect to cause the Default Rate to cease to apply) (such period, the “Default Interest Period”). As such, during the Default Interest Period, the outstanding principal amount of the Notes shall bear interest (including post-petition interest in any bankruptcy or insolvency proceeding) at a rate equal to 20% per annum. Interest accrued at the Default Rate shall be payable in cash on demand. Payment or acceptance of the increased rates of interest provided for hereunder shall not constitute a waiver of any Event of Default (including the Specified Events of Default) or otherwise prejudice or limit any rights or remedies of the Agent or any Purchaser.

In addition, due to the failure of the Company to file the Initial Registration Statement (as defined in the Registration Rights Agreement) by the Filing Date (as defined in the Registration Rights Agreement), an “Event” has occurred under Section 2(d) of the Registration Rights Agreement, and without limiting any other rights that the Purchasers may have under any Transaction Document or applicable law, the Agent and the Purchasers are hereby informing the Company that pursuant to Section 2(d) of the Registration Rights Agreement, (a) the Company became required to pay to the Purchasers, in cash, as partial liquidated damages and not as a penalty, their pro rata portion of $25,000, on September 27, 2021 (the “Event Date”), (b) because such partial liquidated damages were not paid within seven (7) days following the Event Date, such partial liquidated damages began accruing interest at a rate of 20% per annum on October 4, 2021, and (c) additional partial liquidated damages in an amount equal to $25,000 each, have become, and will continue to become, due on each 30 -day anniversary of the Event Date (each of which will accrue interest at a rate of 20% per annum if not paid within 7 days of each date when due).

For the avoidance of doubt, the Agent and the Purchasers hereby remind the Company and its Subsidiaries that (a) Section 7(i) of the Notes prohibits the Company and each of its Subsidiaries from making or suffering to exist any Investments or acquiring any assets or business on or after the Original Issue Date (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become or remain a partner in any partnership or joint venture, except for: (i) Investments in cash equivalents made in the ordinary course of business; (ii) Investments in existing Subsidiaries that have guaranteed the Liabilities and joined the Security Agreement as a debtor pursuant to Section 4.24(b) of the Purchase Agreement; (iii) the acquisition contemplated by the NRJ Acquisition Agreement; and (iv) Permitted Acquisitions approved in writing by the Agent pursuant to the penultimate sentence of the definition of the term “Permitted Acquisition” and other Investments approved in writing by the Holder and the other Purchasers.

The Agent and the Purchasers hereby confirm that (a) the Purchasers have not waived the Specified Events of Default or any other Default or Event of Default now existing or hereafter arising under the Purchase Agreement or any other Transaction Document, and (b) the Agent and the Purchasers (i) expressly reserve their rights with respect to the Specified Events of Default and/or any other Default or Event of Default that currently exists or may exist in the future, and (ii) shall be entitled to pursue at any time and from time to time and as often and in such order as they may determine in their sole discretion, without further notice, demand or any other action, any and all other rights and remedies provided under the Transaction Documents, at law, in equity and/or otherwise with respect to the Specified Events of Default and/or any other then-existing Default or Event of Default, all in the sole and absolute discretion of the Agent and the Purchasers, and the exercise or beginning of the exercise of any such right or remedy shall not be construed as a waiver of the right of the Agent and/or any of the Purchasers to exercise at the same time or thereafter any other right or remedy available to them. Additional events may have occurred which constitute Defaults or Events of Default and the Agent and each Purchaser hereby reserves the right to declare any such events as Defaults or Events of Default, as applicable, at any time in the future. Any failure to specify such events in this letter shall in no way constitute a waiver of any Default or Event of Default resulting from such events.

During the course of any discussions between the Agent and/or any Purchaser, on the one hand, and any Obligor, on the other hand, regarding the Specified Events of Default and/or any other Default or Event of Default, the Agent, the Purchasers and one or more of the Obligors may touch upon and potentially reach a preliminary understanding on one or more issues prior to concluding negotiations. Notwithstanding this fact and absent an express written waiver by the Agent and each of the Purchasers, neither the Agent nor any Purchaser will be bound by an agreement on any individual issue unless and until an agreement is reached on all issues and such agreement is reduced to writing and signed by the Company and the Purchasers. As of the date of this letter, there are no offers outstanding from the Agent or any Purchaser to any Obligor nor are there any oral agreements among the Agent and/or any Purchaser, on the one hand, and any Obligor, on the other hand, concerning the Obligations. Rather, all agreements concerning the Obligations are expressed only in the existing Transaction Documents, and the respective duties and obligations of the Obligors, the Agent and the Purchasers shall be only as set forth in the Transaction Documents. No waiver, forbearance or other action by the Agent and/or the Purchasers with regard to the Specified Events of Default and/or any other then-existing Defaults or Events of Default shall be effective unless the same has been reduced to writing and executed by an authorized representative of each of the Purchasers.

Neither this letter nor any other communications between the Agent and/or any Purchaser, on the one hand, and any Obligor, on the other hand, shall be construed as a consent, waiver, forbearance, or other modification with respect to the Specified Events of Default and/or any other then-existing Defaults or Events of Default, or any term, condition or other provision of any Transaction Document. Neither this letter, any other communications between the Agent and/or any Purchaser, on the one hand, and any Obligor, on the other hand, nor any act or omission on the part of the Agent and/or any Purchaser (including, without limitation, the acceptance of any payment in respect of the Obligations) constitutes, or shall be deemed to constitute, a course of conduct or a course of dealing so as to justify an expectation by any Obligor that the Agent and/or any Purchaser will not exercise any other rights or remedies available to it with respect to the Specified Events of Default and/or any other then-existing Defaults or Events of Default or an expectation by any Obligor that the Agent and/or any Purchaser will waive the Specified Events of Default and/or any other then-existing Defaults or Events of Default.

Each of the rights, remedies, and privileges of Agent, at law, in equity or otherwise are cumulative and exercisable and enforceable by Agent at any time and from time to time. Nothing contained herein or in any correspondence shall constitute a waiver of the rights of Agent. Nothing contained herein or in any correspondence, communications, discussions or negotiations with Agent shall (i) prejudice, waive, modify or constitute a forbearance with respect to, and Agent hereby reserves the rights of Agent fully to invoke, any and all rights, remedies, powers and privileges at law, in equity or otherwise at any time Agent deems appropriate with respect to any Defaults or Events of Default that may exist; or (ii) constitute, or be deemed to constitute a waiver, modification or forbearance acceptance of any event, occurrence or circumstance, which may constitute a Default or Event of Default.

The Purchase Agreement, the Guaranty, and the other Transaction Documents remain (and shall remain) in full force and effect, and this letter shall not waive, affect, or diminish any rights of the Agent and/or any Purchaser to demand strict compliance and performance with the Purchase Agreement and each other Transaction Document.

Very truly yours,

ARENA INVESTORS LP, as Agent

By:	/s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Authorized Signatory

ARENA SPECIAL OPPORTUNITIES FUND, LP, as a Purchaser

By:	/s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Authorized Signatory

ARENA SPECIAL OPPORTUNITIES PARTNERS I, LP, as a Purchaser

By:	/s/ Lawrence Cutler
Name: Lawrence Cutler
Title: Authorized Signatory

cc:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza
New York, NY 10112 Attention: Stephen Cohen
Email: SCohen@sheppardmullin.com

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